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                                                                    Exhibit 23.1

                          Independent Auditors' Consent


The Board of Directors
DTVN Holdings, Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 333-41492 and 333-53348) of DTVN Holdings, Inc. (formerly Zydeco Energy, Inc.) of our report dated February 15, 2002, except for note 16, which is as of March 21, 2002, relating to the consolidated balance sheets of DTVN Holdings, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for the years then ended included in this Form 10-KSB.

Our report dated February 15, 2002 contains an explanatory paragraph that states the Company has suffered recurring losses from operations, has a net working capital deficit and their resulting dependence upon access to additional external financing which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                     KPMG LLP


Dallas, Texas
April 4, 2002